Exhibit 99.1

HERSHEY ANNOUNCES RECORD THIRD QUARTER
AND NINE-MONTHS RESULTS FROM OPERATIONS

HERSHEY, Pa., October 20, 2005—The Hershey Company (NYSE:HSY) today announced record sales and record earnings from operations for the third quarter ended October 2, 2005. Consolidated net sales for the third quarter were $1,368,240,000 compared with $1,254,508,000 for the third quarter of 2004, an increase of 9.1 percent. Net income for the third quarter of 2005 was $119,475,000, or $.48 per share-diluted, compared with $166,229,000, or $.66 per share-diluted, for the comparable period of 2004.

For the third quarter of 2005, these results include pre-tax charges of $101.4 million, or $.27 per share-diluted, associated with the previously announced business realignment program to advance the Company’s value-enhancing strategy. Net income from operations, which excludes these charges, for the third quarter of 2005 was $185,283,000, or $.75 per share-diluted, compared with $166,229,000 or $.66 per share-diluted, an increase of 13.6%.

Record Nine-Months Results from Operations

For the first nine months of 2005, consolidated net sales were $3,483,101,000 compared with $3,161,285,000 for the first nine months of 2004. Net income for the first nine months of 2005 was $335,057,000, or $1.34 per share-diluted, compared with $420,593,000, or $1.62 per share-diluted, for the first nine months of 2004.

Net income for the first nine months of 2005 includes the charges mentioned above. Net income for the first nine months of 2004 includes the benefit of a $61.1 million, or $.23 per share-diluted, non-cash reduction of income tax expense resulting from second quarter adjustments to income tax contingency reserves following the completion of prior years’ tax audits. Net income from operations, which excludes these items, for the first nine months of 2005 was $400,865,000, or $1.61 per share-diluted, compared with $359,512,000, or $1.39 per share-diluted, an increase of 15.8%.

Third-Quarter Performance

“Our results for the third quarter continued the momentum from the first half behind new product innovation, strong seasonal sales, and net price realization,” said Richard H. Lenny, Chairman, President and Chief Executive Officer. “Sales growth, excluding the impact of business acquisitions, of 6.5 percent was broad-based with solid gains in both our core confectionery business and our new snack platforms. Acquisitions contributed 2.6 percent to the total top-line growth. The combination of strong top-line growth and tight expense control, despite higher input costs, resulted in record profitability. Excluding the one-time charges, diluted earnings per share from operations increased 13.6 percent.

“Performance for the first nine months has been excellent with strong gains in net sales, market share, and profitability. We’re anticipating a solid fourth quarter given the good start to the important seasonal period and the upcoming introduction of several new products, most notably Hershey’s Kissables and Hershey’s Kisses filled with peanut butter. In addition, we expect to maintain effective cost controls across the business system, thereby yielding a gain in operating margins.

“Therefore, for 2005 we expect net sales to increase at a rate above our long-term goal of 3-4 percent and diluted earnings per share from operations should increase at a rate greater than our long-term range of 9-11 percent.

“As we look to 2006, our goal is to build upon the marketplace momentum established over the past several quarters. The strategy of benefit-driven innovation continues to resonate with consumers. Our plans reflect a step-up in new product innovation while capitalizing on key growth opportunities with the more profitable classes of trade.

“Against this backdrop of strong performance are broadly higher input costs. We’re now developing plans to address these cost pressures. These plans will include both productivity initiatives as well as the benefit of our previously announced business realignment program. We’re confident in our ability to achieve organic sales growth in 2006 somewhat above our 3-4 percent long-term goal with an increase in diluted earnings per share, excluding business realignment charges, slightly above 9-11 percent.”

Based on current estimates, the cost to implement the business realignment program will result in total pre-tax charges of approximately $140 million to $150 million, or $.41 to $.44 per share-diluted on an after-tax basis. Approximately 90 percent of the charge will be recorded in the second half of 2005, with the remainder recorded in the first half of 2006.

Note: In this sales and earnings release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with generally accepted accounting principals (GAAP). These non-GAAP financial measures, as shown in the attached pro forma income statements, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

Live Webcast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be webcast live via Hershey’s corporate Web site www.hersheys.com. Please go to the Investor Relations Section of the Web site for further details.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: the Company’s ability to implement and generate expected ongoing annual savings from the program to advance its value-enhancing strategy; changes in the Company’s business environment, including actions of competitors and changes in consumer preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; changes in the value of the Company’s Common Stock; and the Company’s ability to implement improvements to and reduce costs associated with its supply chain, as discussed in the Company’s Annual Report on Form 10-K for 2004.

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Media Contact:   Stephanie L. Moritz   717-534-7641
Financial Contact:   James A. Edris   717-534-7556

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended October 2, 2005 and October 3, 2004
(in thousands except per share amounts)

	Third Quarter		Nine Months
	2005	2004	2005	2004
Net Sales	$1,368,240	$1,254,508	$3,483,101	$3,161,285

Costs and Expenses:
Cost of Sales	849,486	756,408	2,139,316	1,915,244
Selling, Marketing and Administrative	220,252	216,696	666,288	630,390
Business Realignment Charge	84,843	--	84,843	--

Total Costs and Expenses	1,154,581	973,104	2,890,447	2,545,634

Income Before Interest and Income Taxes (EBIT)	213,659	281,404	592,654	615,651
Interest Expense, net	23,701	18,252	63,730	48,594

Income Before Income Taxes	189,958	263,152	528,924	567,057
Provision for Income Taxes	70,483	96,923	193,867	146,464

Net Income	$119,475	$166,229	$335,057	$420,593

Net Income Per Share - Basic - Common	$0.50	$0.68	$1.39	$1.68

- Basic - Class B	$0.45	$0.62	$1.27	$1.53

- Diluted	$0.48	$0.66	$1.34	$1.62

Shares Outstanding - Basic - Common	183,853	188,726	184,648	195,288

- Basic - Class B	60,818	60,843	60,822	60,844

- Diluted	248,117	252,683	249,122	258,866

Key Margins:
Gross Margin	37.9%	39.7%	38.6%	39.4%
EBIT Margin	15.6%	22.4%	17.0%	19.5%
Net Margin	8.7%	13.3%	9.6%	13.3%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended October 2, 2005 and October 3, 2004
(in thousands except per share amounts)

	Third Quarter			Nine Months
	2005		2004	2005		2004
Net Sales	$1,368,240		$1,254,508	$3,483,101		$3,161,285

Costs and Expenses:
Cost of Sales	832,965	(a)	756,408	2,122,795	(a)	1,915,244
Selling, Marketing and Administrative	220,252		216,696	666,288		630,390
Business Realignment Charge	---	(b)	--	---	(b)	--

Total Costs and Expenses	1,053,217		973,104	2,789,083		2,545,634

Income Before Interest and Income Taxes (EBIT)	315,023		281,404	694,018		615,651
Interest Expense, net	23,701		18,252	63,730		48,594

Income Before Income Taxes	291,322		263,152	630,288		567,057
Provision for Income Taxes	106,039		96,923	229,423		207,545	(c)

Net Income	$185,283		$166,229	$400,865		$359,512

Net Income Per Share - Basic - Common	$0.77		$0.68	$1.67		$1.44

- Basic - Class B	$0.70		$0.62	$1.52		$1.31

- Diluted	$0.75		$0.66	$1.61		$1.39

Shares Outstanding - Basic - Common	183,853		188,726	184,648		195,288

- Basic - Class B	60,818		60,843	60,822		60,844

- Diluted	248,117		252,683	249,122		258,866

Key Margins:
Adjusted Gross Margin	39.1%		39.7%	39.1%		39.4%
Adjusted EBIT Margin	23.0%		22.4%	19.9%		19.5%
Adjusted Net Margin	13.5%		13.3%	11.5%		11.4%

(a)     Excludes business realignment charge of $16.6 million pre-tax or $14.0 million after-tax for the third quarter and the nine months

(b)     Excludes business realignment charge of $84.8 million pre-tax or $51.8 million after-tax for the third quarter and the nine months

(c)     Excludes adjustment to income tax contingency reserves of ($61.1) million for the nine months

The Hershey Company
Consolidated Balance Sheets
as of October 2, 2005 and December 31, 2004
(in thousands of dollars)

Assets	2005	2004

Cash and Cash Equivalents	$37,898	$54,837
Accounts Receivable - Trade (Net)	642,701	408,930
Deferred Income Taxes	42,728	46,503
Inventories	752,340	557,180
Prepaid Expenses and Other	130,536	114,991

Total Current Assets	1,606,203	1,182,441

Net Plant and Property	1,679,688	1,682,698
Goodwill	496,392	463,947
Other Intangibles	143,213	125,233
Other Assets	584,947	343,212

Total Assets	$4,510,443	$3,797,531

Liabilities and Stockholders' Equity

Loans Payable	$1,052,521	$622,320
Accounts Payable	203,151	148,686
Accrued Liabilities	494,901	472,096
Taxes Payable	206	42,280

Total Current Liabilities	1,750,779	1,285,382

Long-Term Debt	943,104	690,602
Other Long-Term Liabilities	451,192	403,356
Deferred Income Taxes	409,435	328,889

Total Liabilities	3,554,510	2,708,229

Total Stockholders' Equity	955,933	1,089,302

Total Liabilities and Stockholders' Equity	$4,510,443	$3,797,531